Exhibit 4.1

AHERN RENTALS, INC.

9 1/4% SENIOR SECURED NOTES DUE 2013

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 23, 2009

WELLS FARGO BANK, N.A.

Trustee

FIRST SUPPLEMENTAL INDENTURE, dated as of December 23, 2009, between Ahern Rentals, Inc., a corporation duly organized and existing under the laws of the State of Nevada (“Ahern Rentals”), and Wells Fargo Bank, N.A., a national banking association (the “Trustee”), as Trustee under the indenture referred to below.

RECITALS

WHEREAS, Ahern Rentals has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 18, 2005, providing for the issuance of 9¼% Senior Secured Notes due 2013 (the “Notes”).

WHEREAS, Section 9.02 of the Indenture provides that Ahern Rentals and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class, and when authorized by a resolution of Ahern Rentals’s Board of Directors.

WHEREAS, the Holders of greater than a majority in principal amount of the Notes outstanding, pursuant to a consent solicitation dated December 7, 2009, as supplemented, have consented to the amendment of the Indenture as provided herein.

WHEREAS, Ahern Rentals has been authorized by resolution of the Board of Directors to enter into this First Supplemental Indenture.

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture.

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of Ahern Rentals, in accordance with its terms, have been done.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

1.             Amendment to the Indenture.

a.             Definitions.  The definition of “Priority Lien Debt” in Section 1.01 of the Indenture is hereby amended and restated to read in its entirety as follows:

“‘Priority Lien Debt’ means:

(1)           Indebtedness under the Credit Agreement that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the Credit Agreement (or the Credit Agreement Agent) obtained an Officers’ Certificate (or a representation or warranty is made by Ahern Rentals to such lenders) at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents);

(2)           Indebtedness under any other Credit Facility that is secured equally and ratably with the Credit Agreement by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of any Indebtedness referred to in this clause (2), that:

(a)           on or before the date on which such Indebtedness is incurred by Ahern Rentals or the applicable Restricted Subsidiary, such Indebtedness is designated by Ahern Rentals, in an Officers’ Certificate delivered to each representative of the Priority Debt and the Collateral Trustee, as ‘Priority Lien Debt’ for the purposes of the Secured Debt Documents;

(b)           such Indebtedness is governed by a credit agreement or other agreement that includes a Lien Priority Confirmation; and

(c)           all requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Priority Lien Collateral Agent’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if Ahern Rentals delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is ‘Priority Lien Debt’); and

(3)           Hedging Obligations incurred to hedge or manage interest rate risk with respect to Priority Lien Debt; provided that:

(a)           such Hedging Obligations are secured by a Priority Lien on all of the assets and properties that secure Indebtedness under the Credit Facility in respect of which such Hedging Obligations are incurred; and

(b)           such Priority Lien is senior to or on a parity with the Priority Liens securing Indebtedness under the Credit Facility in respect of which such Hedging Obligations are incurred.”

b.             Section 4.09.  Section 4.09(b)(1) of the Indenture is hereby amended and restated to read in its entirety as follows:

“(1)            the incurrence by Ahern Rentals and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Ahern Rentals and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $396.0 million or (b) the sum of (I) 85% of accounts receivable, plus (II) the lesser of (A) 85% net orderly liquidation value of rental and sale equipment and other equipment (including transportation equipment but excluding aircraft) and (B) 95% of net book value of rental and sale equipment and other equipment (including transportation equipment but excluding aircraft), plus (III) the lesser of (A) 85% of net orderly liquidation value of spare parts and merchandise inventory and (B) 60% of net book value of spare parts and merchandise inventory, in the case of each of (a) and (b) less the aggregate amount of all Net Proceeds of Asset Sales applied by Ahern Rentals or any of its Restricted Subsidiaries since the date of this Indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to Section 4.10;”

2.                Effectiveness.  This First Supplemental Indenture will become operative and binding upon each of Ahern Rentals, the Trustee and the holders of the Notes as of the day and year first above written.

3.                Reference to and Effect on the Indenture.  On and after the operative date of this First Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this First Supplemental Indenture unless the context otherwise requires.  Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

4.                Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.                Defined Terms.  Unless otherwise indicated, capitalized terms used herein and not defined herein shall have the respective meanings given such terms in the Indenture.

6.                Trustee Disclaimer.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Ahern Rentals.  This disclaimer does not apply to the third recital hereof to the extent that it relates to the Trustee’s obligations under the Tabulation Agreement, dated December 7, 2009, between the Trustee and Ahern Rentals.

7.               Trust Indenture Act Controls.  If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this First Supplemental Indenture or the Indenture by the Trust Indenture Act of 1931, as amended, as in force as of the date that this First Supplemental Indenture is executed, the provisions required by such Trust Indenture Act shall control.

8.               Counterparts and Method of Execution.  The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

9.               Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

Dated as of December 23, 2009

AHERN RENTALS, INC.

	By:	/s/ Howard Brown
Howard Brown
Chief Financial Officer

WELLS FARGO BANK, N.A.,
as Trustee

	By:	/s/ Jayne Sillman
Authorized Signatory